Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2020 Employee, Director and Consultant Equity Incentive Plan, as amended, of Pieris Pharmaceuticals, Inc. and the 2023 Employee Stock Purchase Plan of Pieris Pharmaceuticals, Inc. of our report dated March 31, 2023, with respect to the consolidated financial statements of Pieris Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
August 10, 2023